Filed Pursuant to Rule 424(b)(2)

Registration No. 333-190259

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
1.75% Notes due 2027	$562,000,000	99.989%	$561,938,180	$65,297.22

(1)	$ Amount to be registered is based on the February 27, 2015 $/€ exchange rate of $1.1240/€1.00, as published by the European Central Bank.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-190259

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 30, 2013)

Moody’s Corporation

€500,000,000  1.75% Senior Notes due 2027

We are offering €500,000,000 aggregate principal amount of our 1.75% Senior Notes due 2027 (the “notes”). The notes will be our senior unsecured obligations, will rank equally with all of our other unsecured and unsubordinated indebtedness and will not be convertible or exchangeable. We intend to apply for listing of the notes on the New York Stock Exchange (“NYSE”).

We will pay interest on the notes annually on March 9 of each year, beginning on March 9, 2016. The notes will mature on March 9, 2027. We may redeem some or all of the notes at our option from time to time, prior to their maturity at the redemption prices described under the caption “Description of Notes—Optional Redemption” in this prospectus supplement, plus any accrued and unpaid interest up to, but not including, the redemption date. Notwithstanding the immediately preceding sentence, we may redeem some or all of the notes from time to time on or after December 9, 2026 (90 days prior to their maturity), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but not including, the redemption date.

If we experience a change of control triggering event, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of Notes—Change of Control.” In addition, we may redeem the notes, in whole but not in part, at any time at our option, at par plus accrued and unpaid interest in the event of certain developments affecting United States taxation. See “Description of Notes—Redemption for Tax Reasons.”

Investing in the notes involves risks. You should carefully read and consider the risk factors included in this prospectus supplement beginning on page S-11 and included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the notes.

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to monitor such listing and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount	Proceeds, Before Expenses, to Moody’s Corporation
Per note	99.989%	0.600%	99.389%

Total	€499,945,000	€3,000,000	€496,945,000

The initial public offering price set forth above does not include accrued interest. Interest on the notes will begin to accrue on March 9, 2015 and must be paid by the purchaser if the notes are delivered after March 9, 2015.

The underwriters expect to deliver the notes in book-entry form through the facilities of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank, S.A./N.V. (“Euroclear”), on or about March 9, 2015, which is the sixth London business day following the date of this prospectus supplement.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	The Royal Bank of Scotland

Lead Managers

Citigroup	MUFG

Co-Managers

Fifth Third Securities	Goldman, Sachs & Co.	Lloyds Bank
PNC Capital Markets LLC	Scotiabank	TD Securities
US Bancorp	The Williams Capital Group, L.P.	SMBC Nikko

February 27, 2015

Prospectus Supplement

Prospectus

In this prospectus supplement, except as otherwise indicated, the “Company,” “Moody’s,” “we,” “our,” and “us” refer to Moody’s Corporation and its subsidiaries.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell or the solicitation of an offer to buy (i) by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to make such offer or solicitation or (ii) to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this Prospectus Supplement is €1.00 = $1.1372, which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros on February 20, 2015.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER(S)), MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are forward-looking statements and are based on future expectations, plans and prospects for our business and operations that involve a number of risks and uncertainties. Such statements involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. Those statements appear at various places throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including in the sections containing the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “predict,” “potential,” “continue,” “strategy,” “aspire,” “target,” “forecast,” “project,” “estimate,” “should,” “could,” “may” and similar expressions or words and variations thereof relating to our views on future events, trends and contingencies. Investors are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements and other information speak only as of the date on the front cover of the applicable document, and we undertake no obligation (nor do we intend) to publicly supplement, update or revise such statements in the future, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to:

•	the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets;

•	other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets;

•	the level of merger and acquisition activity in the United States and abroad;

•	the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown;

•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings;

•	the introduction of competing products or technologies by other companies;

•	pricing pressure from competitors and/or customers;

•	the level of success of new product development and global expansion;

•	the impact of regulation as a nationally recognized statistical rating organization, or an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act, (the “Financial Reform Act”), and regulations resulting from the Financial Reform Act;

•	the potential for increased competition and regulation in the European Union (“EU”) and other foreign jurisdictions;

•	exposure to litigation related to our rating opinions, as well as any other litigation to which we may be subject from time to time;

•	provisions in the Financial Reform Act modifying the pleading standards, and EU regulations modifying the liability standards applicable to credit rating agencies in a manner adverse to credit rating agencies;

•	provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services;

•	the possible loss of key employees;

•	failures or malfunctions of our operations and infrastructure;

•	any vulnerabilities to cyber threats or other cybersecurity concerns;

•	the outcome of any review by controlling tax authorities of our global tax planning initiatives;

•	the outcome of those Legacy Tax Matters (as defined in the documents incorporated by reference herein) and legal contingencies that relate to us, our predecessors and affiliated companies for which we have assumed portions of the financial responsibility;

•	the impact of mergers, acquisitions or other business combinations and our ability to successfully integrate acquired businesses;

•	currency and foreign exchange volatility;

•	the level of future cash flows;

•	the levels of capital investments; and

•	a decline in the demand for credit risk management tools by financial institutions.

The foregoing factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in this prospectus supplement, in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein. Investors are cautioned that the occurrence of any of these factors, risks and uncertainties, or other factors, risks and uncertainties that we are unable to predict at this time, may cause our actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on our business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of the notes (other than documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 26, 2015; and

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on March 5, 2014, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Investor Relations

Telephone: (212) 553-0300

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Moody’s Corporation

Moody’s is a provider of (i) credit ratings, (ii) credit, capital markets and economic related research, data and analytical tools, (iii) software solutions and related risk management services, (iv) quantitative credit risk measures, financial services training and certification services, and (v) outsourced research and analytical services to financial institution customers. Moody’s reports in two reportable segments: Moody’s Investors Service, or MIS, and Moody’s Analytics, or MA. The MIS segment consists of all credit rating activity. All of Moody’s other non-rating commercial activities are included within the MA segment.

MIS publishes credit ratings on a wide range of debt obligations and the entities that issue such obligations in markets worldwide, including various corporate and governmental obligations, structured finance securities and commercial paper programs. Ratings revenue is derived from the originators and issuers of such transactions who use MIS ratings to support the distribution of their debt issues to investors. MIS provides ratings in more than 120 countries. Ratings are disseminated via press releases to the public through a variety of print and electronic media, including the Internet and real-time information systems widely used by securities traders and investors. As of December 31, 2014, MIS had ratings relationships with approximately 11,000 corporate issuers and approximately 21,000 public finance issuers. Additionally, the Company has rated and currently monitors ratings on approximately 72,000 structured finance obligations (representing approximately 12,000 transactions). The aforementioned amounts relating to the number of issuers and transactions represent issuers or transactions that had an active rating at any point during the year ended December 31, 2014. Additionally, MIS earns revenue from certain non-ratings-related operations which consist primarily of the distribution of research and fixed income pricing services in the Asia-Pacific region and from ICRA (as defined in our Annual Report on Form 10-K) non-ratings services. The revenue from these operations is included in the MIS Other Line of Business (as defined in our Annual Report on Form 10-K) and is not material to the results of the MIS segment.

The MA segment develops a wide range of products and services that support financial analysis and risk management activities of institutional participants in global financial markets. Within its Research, Data and Analytics business, MA distributes research and data developed by MIS as part of its ratings process, including in-depth research on major debt issuers, industry studies, commentary on topical credit related events and also provides economic research and credit data and analytical tools such as quantitative credit risk scores. Within its Enterprise Risk Solutions business, MA provides software solutions as well as related risk management services. Within its Professional Services business, it provides outsourced research and analytical services along with financial training and certification programs. MA customers represent more than 4,700 institutions worldwide operating in approximately 130 countries. During 2014, Moody’s research web site was accessed by over 245,000 individuals including 33,000 client users.

Corporate information

Our principal executive offices are located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and our telephone number is (212) 553-0300. Our internet address is www.moodys.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Moody’s Corporation

Notes Offered	€500 million aggregate principal amount of 1.75% Senior Notes due 2027.

Maturity	The notes will mature on March 9, 2027.

Interest	Interest will accrue on the notes at the rate of 1.75% per year. Interest on the notes will be payable in cash annually in arrears on March 9 of each year, beginning on March 9, 2016. We will compute the amount of interest payable on the notes on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes (or March 9, 2015, if no interest has been paid on the notes) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the notes will accrue from March 9, 2015.

Currency of Payments	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a holder, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Redemption of Notes for Tax Reasons	We may redeem all, but not part, of the notes upon the occurrence of specified tax events described under “Description of Notes—Redemption for Tax Reasons.”

Ranking	The notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.

Holders of any of our existing or future secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of December 31, 2014, we had approximately $2.5 billion of senior, unsecured indebtedness outstanding ranking equally with the notes, and we had no secured indebtedness outstanding.

As of December 31, 2014, we had no outstanding borrowings under our five-year senior, unsecured revolving facility.

The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2014, our subsidiaries had no indebtedness, but they had approximately $1.5 billion of other liabilities outstanding (excluding intercompany liabilities).

No Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with the notes being offered hereby, so that such further notes will be consolidated and form a single series with the notes being offered hereby and will have a separate ISIN and/or any other identifying number. See “Description of Notes—Further Issues.”

Optional Redemption	We may redeem all or a portion of the notes at our option at any time prior to their maturity at the “make-whole” redemption price described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding the redemption date.

Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the notes at our option at any time on or after December 9, 2026 (90 days prior to their maturity), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Certain Covenants	We will issue the notes under an indenture that will, among other things, limit our ability to create liens and enter into sale and leaseback transactions. All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of Notes.”

Repurchase at the Option of the Holders of the Notes	If we experience a change of control triggering event, each holder of notes may require us to repurchase some or all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of Notes—Change of Control.”

Use of Proceeds	The net proceeds from this offering after deducting the underwriters’ discount and our estimated expenses will be approximately €496,044,000 ($557,553,000). We expect to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, acquisitions or investments, redemption and repayment of other indebtedness and purchase of our common stock, as set forth under “Use of Proceeds.”

Form and Denomination	The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depositary on behalf of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. and registered in the name of the common depositary or its nominee. Except in the limited circumstances described under “Book-Entry System—Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Absence of Public Market	The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the notes without notice to you or us.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Trustee	Wells Fargo Bank, National Association

Paying Agent and Transfer Agent	Elavon Financial Services Limited, UK Branch

Registrar	Elavon Financial Services Limited

Risk Factors	Investing in the notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

CUSIP	615369 AF2

ISIN	XS1117298163

Common Code	111 729816

RISK FACTORS

An investment in the notes involves significant risks. Before purchasing the notes you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of December 31, 2014, our total debt outstanding was approximately $2.5 billion. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

•	limit our ability to obtain additional financing for working capital, capital expenditures and acquisitions or make such financing more costly;

•	require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes, our existing credit agreements and the terms of the agreements governing our other outstanding indebtedness contain or will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable, including the notes.

We are a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the notes are effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries.

We are a holding company and substantially all of our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our debt service obligations, including payments on the notes, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders.

As of December 31, 2014, our subsidiaries had no indebtedness, but they had approximately $1.5 billion of other liabilities outstanding (excluding intercompany liabilities). Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade and other creditors and preferred stockholders, if any (except as provided by the limitations on liens covenant).

Furthermore, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes will be effectively subordinated to all of our existing and future secured indebtedness.

The notes will not be secured by any of our assets. As a result, the indebtedness represented by the notes will be effectively subordinated to any existing and future secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt, subject to some limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the notes.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial, regulatory and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to do one or more of the following:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

Our failure to meet the terms of covenants in our existing debt agreements may result in an event of default.

Covenants in certain of our existing debt agreements include restrictions on our ability to, among other things, enter into transactions with affiliates, dispose of assets, incur or create liens and enter into sale and leaseback transactions. In addition, a covenant in certain of our existing debt agreements limits our ability to consolidate with or merge with any other corporation or convey, transfer or lease substantially all of our assets. Certain of our existing debt agreements also contain financial covenants that require us to maintain a ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization, or a Debt/EBITDA ratio, of not more than 4.0 to 1.0 at the end of any fiscal quarter. At December 31, 2014, our Debt/EBITDA ratio was 1.48 to 1.0. Events beyond our control can affect our ability to meet these covenants.

If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these debt agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is offered to us, it may not be on terms acceptable to us.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control triggering event, as defined under the indenture governing the notes, we are required to offer to repurchase all of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control triggering event under the indenture. Please see the section entitled “Description of Notes—Change of Control.”

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option, and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. See “Description of Notes—Optional Redemption.”

There is no current public market for the notes and a market may not develop.

The notes are a new issue of securities for which there is currently no public trading market. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market in the notes at any time without notice. We cannot guarantee:

•	the liquidity of any market that may develop for the notes;

•	your ability to sell the notes; or

•	the price at which you might be able to sell the notes.

Liquidity of any market for the notes and future trading prices of the notes will depend on many factors, including:

•	ratings on our debt securities assigned by the credit rating agencies;

•	the market demand for securities similar to the notes and the interest of securities dealers in making a market for the notes;

•	the number of holders of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	the market price of our common stock;

•	the prospects for companies in our industry generally; and

•	the overall condition of the financial markets.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders, regardless of our prospects and financial performance.

Holders of the notes will receive payments in euros.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes. See “Exchange Rates.”

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes and guarantees will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The notes have minimum specified denominations of €100,000.

The notes have minimum denominations of €100,000 and multiples of €1,000. The notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

A paying agent may be obligated to withhold taxes under the European Union Council Directive 2003/48/EU, and the net amounts received by noteholders may be less than they would have been absent that withholding.

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), a member state is required to provide to the tax authorities of another member state details of payments of interest

(or similar income) by a person within the jurisdiction of the first member state paid (or deemed to be paid) to an individual, or certain other persons, resident in that other member state. However, for a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent on the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories (including Switzerland) have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a member state that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Company nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to amounts received by noteholders as a result of the imposition of such withholding tax.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year ended December 31,
	2014	2013	2012	2011	2010

Ratio of earnings to fixed charges (1)	10.6	10.3	11.4	9.2	9.4

(1)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and non-controlling interests plus fixed charges and amortization of capitalized interest expense, less capitalized interest. Fixed charges are the sum of interest on borrowings and one-third of rental expense, which represents our estimate of the interest component of rental expense. Additionally, fixed charges include interest expense (income), net related to unrecognized tax benefits and other tax-related liabilities. As of the date of this prospectus supplement, we had no preferred stock outstanding.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately €496,044,000 ($557,553,000), after deducting underwriting discounts and estimated expenses of the offering payable by us. We expect to use the net proceeds from this offering for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	redemption and repayment of other short-term or long-term indebtedness; and

•	purchases of our common stock under our ongoing stock repurchase program.

Pending application of the net proceeds from the sale of the notes, we may invest the net proceeds in short-term investments.

EXCHANGE RATES

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00=$1.1372, as of February 20, 2015.

	High	Low	Average (1)	Period end
Period
2010	1.4536	1.1959	1.3261	1.3269
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3279	1.3816
2014	1.3927	1.2101	1.3210	1.2101
January 2015	1.2015	1.1279	1.1615	1.1290
February 2015 (through February 20, 2015)	1.1462	1.1300	1.1374	1.1372

(1)	The average of the noon buying rates on each day of the relevant year or period.

REGULATION

MIS and many of the securities that it rates are subject to extensive regulation in both the United States and in other countries (including by state and local authorities). Thus, existing and proposed laws and regulations can impact our operations and the markets for securities that we rate. Additional laws and regulations have been adopted but not yet implemented or have been proposed or are being considered. Each of the existing, adopted, proposed and potential laws and regulations can increase the costs and legal risk associated with the issuance of credit ratings and may negatively impact our operations or profitability, our ability to compete, or result in changes in the demand for credit ratings, in the manner in which ratings are utilized and in the manner in which we operate.

The regulatory landscape has changed rapidly in recent years, and continues to evolve. In the European Union (“EU”), the credit rating agency (“CRA”) industry is registered and supervised through a pan-European regulatory framework. The European Securities and Markets Authority (“ESMA”) has direct supervisory responsibility for the registered CRA industry throughout the EU. MIS is a registered entity and is therefore subject to formal regulation and periodic inspection. Applicable rules include procedural requirements with respect to ratings of sovereign issuers, liability for intentional or grossly negligent failure to abide by applicable regulations, mandatory rotation requirements of CRAs hired by issuers of securities for ratings of resecuritizations, restrictions on CRAs or their shareholders if certain ownership thresholds are crossed, and additional procedural and substantive requirements on the pricing of services.

On January 6, 2015, two additional rules (generally referred to as “Regulatory Technical Standards” or “RTSs”) of direct relevance to the CRA industry were published in the Official Journal of the European Union: (i) CRAs’ reporting requirements to ESMA on their fees; and (ii) the types of information that CRAs are to provide about certain ratings (those that were paid for by issuers) for publication on a central website administered by ESMA (the European Ratings Platform). The RTSs were the final pieces of the rulemaking requirements that Regulation (EC) No 462/2013 of the European Parliament and of the Council (“CRA3”) imposed on ESMA and the EU’s legislative tripartite (the European Commission, the European Parliament and the Council of the European Union). Separately, CRA3 also requires that ESMA and/or the European Commission produce several reports on the industry’s structure and the use of ratings. These reports are expected to be published by year end 2015.

In the United States, CRAs are subject to extensive regulation primarily pursuant to the Credit Rating Reform Act of 2006 (the “Reform Act”) and the Financial Reform Act. The SEC is required by these legislative acts to publish two annual reports to Congress on NRSROs. The Financial Reform Act requires the SEC to examine each NRSRO once a year and issue an annual report summarizing the examination findings, among other requirements. The annual report required by the Reform Act details the SEC’s views on the state of competition, transparency and conflicts of interests among NRSROs, among other requirements.

The SEC voted in August 2014 to adopt its final rules for NRSROs as required by the Financial Reform Act. The final rules differ from earlier proposals by including additional measures regarding: (i) sales and marketing activities; and (ii) the design and enforcement of internal controls for the rating process. In anticipation of the final rules, the Company has and continues to make substantial information technology and other investments. Consequently, the Company will be in a position to implement the relevant compliance obligations by the set deadlines, generally ranging from 60 days to nine months following the September 15, 2014 publication of the final rules in the Federal Register.

In light of the regulations that have gone into effect in both the EU and the United States (as well as many other countries), from time to time and as a matter of course pursuant to their enabling legislation these regulatory authorities have and will continue to publish reports that describe their oversight activities over the industry. In addition, other legislation and regulation relating to credit rating and research services is being considered by local, national and multinational bodies and this type of activity is likely to continue in the future. Finally, in certain countries, governments may provide financial or other support to locally-based rating agencies. For example, governments may from time to time establish official rating agencies or credit ratings criteria or procedures for evaluating local issuers. If enacted, any such legislation and regulation could change the competitive landscape in which MIS operates. The legal status of rating agencies has been addressed by courts in various decisions and is likely to be considered and addressed in legal proceedings from time to time in the future. We cannot predict whether these or any other proposals will be enacted, the outcome of any pending or possible future legal proceedings, or regulatory or legislative actions, or the ultimate impact of any such matters on our competitive position, financial position or results of operations.

DESCRIPTION OF NOTES

The notes offered hereby will be issued under an indenture dated as of August 19, 2010 between Moody’s Corporation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture thereto to be dated as of March 9, 2015 between Moody’s Corporation, the Trustee, and Elavon Financial Services Limited, UK Branch, as paying agent and transfer agent (the “Paying Agent” and the “Transfer Agent,” respectively) and Elavon Financial Services Limited, as registrar (the “Registrar”). In this Description of Notes, the “Company,” “we,” “us,” “our” and similar words refer to Moody’s Corporation and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the notes and the indenture, including definitions of certain terms used therein. You may obtain copies of the notes and the indenture by requesting them from us or the Trustee.

General

The notes:

•	will be senior unsecured obligations of ours;

•	will rank equally with all of our other senior unsecured indebtedness from time to time outstanding;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables;

•	will initially be limited to €500,000,000 aggregate principal amount; and

•	will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Listing

We intend to apply to list the notes on the NYSE to begin trading within 30 days after the original issue date of the notes. The listing application is subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Principal, Maturity and Interest

Each note will bear interest at a rate of 1.75% per year. Interest on the notes will be payable annually in arrears on of each year, beginning on March 9, 2016, and will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the notes (or March 9, 2015, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

Interest on the notes will accrue from and including the settlement date and will be paid to holders of record on the date that is 15 calendar days immediately before the respective interest payment date. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

The notes will mature on March 9, 2027. On the respective maturity date of the notes, the holders will be entitled to receive 100% of the principal amount of the notes. The notes do not have the benefit of any sinking fund.

With respect to the notes, a “business day” means any day, other than a Saturday or Sunday, (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Ranking

The notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations. As of December 31, 2014, we had approximately $2.5 billion of senior unsecured indebtedness outstanding.

Holders of any secured indebtedness we may issue will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes will be “structurally” subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result all existing and future liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of December 31, 2014, our subsidiaries had no indebtedness, but they had approximately $1.5 billion of other liabilities outstanding (excluding intercompany liabilities).

Further Issues

The indenture provides that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.

The notes will constitute a separate series of debt securities under the indenture, initially limited to €500,000,000. Under the indenture, we may, without the consent of the holders of the notes, “reopen” the series and issue additional notes from time to time in the future, provided that if the additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the additional notes will have a separate ISIN and/or any other identifying number. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding notes as well as any respective additional notes that we may issue by reopening the series, will vote or take action as a single class.

Optional Redemption

We may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the notes at our option at any time on or after December 9, 2026 (90 days prior to their maturity), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

We will, or will cause the Trustee or Paying Agent on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the Paying Agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the Paying Agent will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Paying Agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to the holder of any note such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, we will not pay additional amounts for or on account of

1)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a holder or beneficial owner of a note) between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such holder or beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a note and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

2)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

3)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

4)	any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

5)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation (where such presentation is required) of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

6)	any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;

7)	any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

8)	any withholding or deduction that is imposed on a payment that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with our introduced in order to conform to, such Directive or Directives;

9)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

10)	any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

11)	any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

12)	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

13)	any tax, assessment or other governmental charge imposed under Sections 1471-1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”), any agreement with the U.S. Internal Revenue Service in connection with FATCA, any intergovernmental agreement between the United States and any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or in connection with, FATCA or any intergovernmental agreement; or

14)	any combination of items (1) through (13) above.

In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner of a note” includes any person holding a note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

We undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

In the event that the Company is required to pay additional amounts to holders of notes, the Company will provide written notice to the Trustee of its obligation to pay additional amounts, and the notice shall set forth the additional amounts to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of notes to determine the additional amounts, or with respect to the nature, extent, or calculation of the amount of additional amounts owed, or with respect to the method employed in such calculation of the additional amounts.

Redemption for Tax Reasons

The notes will mature and be redeemed at par on their maturity date of March 9, 2027, and are not redeemable prior to maturity except as described above under “—Optional Redemption” or below under “—Change of Control” or upon certain tax events described below.

We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:

•	as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or March 9, 2015, we have or will become obligated, on the next date on which any payment under the notes is due, to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or

•	on or after March 9, 2015, the closing date, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.

If we exercise our option to redeem the notes, we will deliver to the Trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described in either of the above bullets exist.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•	any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;

•	immediately following the consolidation, merger, sale or conveyance, the resulting, surviving or transferee entity (if other than us) would not be in default in the performance of any covenant in the indenture; and

•	we must deliver a supplemental indenture by which the surviving entity (if other than us) expressly assumes our obligations under the indenture.

In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “Optional Redemption” above, the indenture provides that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as required by clause (4) of the first paragraph of the definition of “Change of Control.”

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

“Change of Control” means the occurrence of any one of the following:

1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

5)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company, and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by S&P or, if S&P and another “nationally recognized statistical rating organization” (as defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act) shall provide a rating of the notes, by S&P and any such other rating organization, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as S&P or such other rating organization shall have publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

1)	was a member of such board of directors on the date of the indenture; or

2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and an equivalent rating of another “nationally recognized statistical rating organization” that shall provide a rating of the notes.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of McGraw-Hill Financial, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Limitations on Liens

We will covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any of our or our Restricted Subsidiaries’ properties or assets (a “Lien”), whether owned on the date of issuance of the notes or thereafter acquired, unless the notes are at least equally and ratably secured with such secured Indebtedness (together with, if we so determine, any other Indebtedness of or guaranty by us or such Restricted Subsidiary then existing or thereafter created that is not subordinated to the notes) for so long as such other Indebtedness is so secured (and any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the Lien securing such other Indebtedness); provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):

1)	Liens on property or other assets of any Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

2)	Liens on property or other assets existing at the time of acquisition by the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such acquisition;

3)	Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

4)	Liens in our favor or in favor of a Restricted Subsidiary;

5)	Liens existing on the date of issuance of the notes;

6)	Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

7)	Liens arising in connection with the financing of accounts receivable by us or any Restricted Subsidiary; provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000; and

8)	extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above without increase of the principal of the Indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any property of the Company or that of any Restricted Subsidiary, as the case may be, other than the property specified in the foregoing clauses and improvements to this property.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the notes; provided, that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, and (ii) the Attributable Debt of all our Sale/Leaseback Transactions (as defined below) permitted by the third paragraph under “Limitation on Sale and Leaseback Transactions” below) does not at such time exceed 5% of Consolidated Total Assets.

Limitations on Sale and Leaseback Transactions

We will covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any

Restricted Subsidiary transfers, such property to a Person and either we or any Restricted Subsidiary leases it back from such Person (a “Sale/Leaseback Transaction”), unless:

•	we or such Restricted Subsidiary could, at the time of entering into such arrangement, incur Indebtedness secured by a Lien on the property involved in the transaction in an amount at least equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the notes as described under “Limitation on Liens” above; or

•	the net proceeds of the Sale/Leaseback Transaction are at least equal to such property’s fair market value, as determined by our Board of Directors, and the proceeds are applied within 180 days of the effective date of the Sale/Leaseback Transaction to the repayment of senior indebtedness of ours or any Restricted Subsidiary.

The restrictions set forth above will not apply to a Sale/Leaseback Transaction: (i) entered into prior to the date of issuance of the notes; (ii) that exists at the time any Person that owns property or assets becomes a Restricted Subsidiary; (iii) between us and a Restricted Subsidiary or between Restricted Subsidiaries; (iv) involving leases for a period of no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

Notwithstanding the restrictions contained above, we and our Restricted Subsidiaries may enter into a Sale/Leaseback Transaction; provided that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into pursuant to the above restrictions, together with the aggregate amount of all outstanding Indebtedness secured by Liens as permitted by the last paragraph under the section entitled “Limitation on Liens” above, does not at such time exceed 5% of Consolidated Total Assets.

“Attributable Debt” means an amount equal to the lesser of (i) the fair market value of the property (as determined by our Board of Directors) or (ii) the present value of the total net amount of payments to be made under the lease during its remaining term, discounted at the interest rate set forth or implicit in the terms of the lease, compounded semi-annually.

“Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on our most recent consolidated balance sheet, as determined under GAAP.

“GAAP” means with respect to any computations required or permitted hereunder, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however, if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such person as a liability on the date as of which Indebtedness is to be determined.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary (i) the Total Assets of which exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal year or (ii) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated subsidiaries as of the end of the most recently completed fiscal year.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

SEC Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the Trustee within 30 days after the same are filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR.

Events of Default

Holders of notes will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the notes means any of the following:

•	we do not pay interest on any note within 30 days of its due date;

•	we do not pay the principal of or any premium on any note, when due and payable, at maturity, or upon acceleration or redemption;

•	we remain in breach of a covenant or warranty in respect of the indenture or any note (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes;

•	we or a Restricted Subsidiary fail to pay the principal of any Indebtedness when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of our or any of our Restricted Subsidiaries’ Indebtedness in an aggregate amount of $50 million or more; or

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default. Neither the Trustee nor the paying agent shall have any responsibility for effecting such currency conversions.

If an Event of Default with respect to the notes has occurred, the Trustee or the holders of at least 25% in principal amount of the notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the notes may also waive certain past defaults under the indenture with respect to the notes on behalf of all of the holders of the notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the notes and the Trustee.

The Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the notes on or after the due date.

Modification of the Indenture

The indenture provides that we and the Trustee may, without the consent of any holders of the debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture;

•	providing for the assumption by a successor corporation of the obligations of the Company under the indenture;

•	adding guarantees with respect to the notes;

•	securing the notes;

•	adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company;

•	adding additional events of default;

•	making any change that does not adversely affect the rights of any holder;

•	changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•	complying with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•	conforming the provisions of the indenture and the notes to the “Description of Notes” section in this prospectus supplement.

With specific exceptions, the indenture or the rights of the holders of the notes may be modified by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes, but no modification may be made without the consent of the holder of each outstanding note that, among other things, would:

•	extend the maturity of any payment of principal of or any installment of interest on any notes;

•	reduce the principal amount of any note, or the interest thereon, or any premium payable on any note upon redemption thereof;

•	change any place of payment where, or the currency in which, any note or any premium or interest is denominated as payable;

•	change the ranking of the notes;

•	impair the right to sue for the enforcement of any payment on or with respect to any note; or

•	reduce the percentage in principal amount of outstanding notes required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) (“defeasance”), or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, as certified by a nationally recognized firm of certified public accountants or other appropriate independent financial professional, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not thereafter be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the notes may not thereafter be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

As used in this section, the term “government obligations” shall include (i) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

Paying Agent and Payments on the Notes

Principal of, premium, if any, and interest on the notes will be payable at the office of the Paying Agent or, at the option of the Company, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. We may change the paying agent without prior notice to the holders and the Issuer or any of its Subsidiaries may act as paying agent. We undertake to maintain a paying agent in a member state of the European Union that, to the extent permitted by law, will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income in relation to the notes.

Issuance in Euros

Initial holders will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated note at the expense of the holders upon surrender to the Trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the Trustee will be required at the expense of the holder of the note before a replacement note will be issued.

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. Our definitive form of the notes can be transferred by presentation for registration to the registrar at its office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the Trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the Trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Registrar and Transfer Agent

Elavon Financial Services Limited will initially be appointed as registrar. Elavon Financial Services Limited, UK Branch will initially be appointed as transfer agent. We may change the registrar and the transfer agent without prior notice to the holders, and we or any of our Subsidiaries may act as the registrar or the transfer agent.

Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that acquired such notes at original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon the Code, U.S. Treasury regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules, such as financial institutions, banks, insurance companies, broker-dealers, certain U.S. expatriates, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners in such partnerships and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not discuss any non-U.S., state or local tax considerations. This summary applies only to investors that will hold their notes as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created in or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S federal income tax regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person. A beneficial owner of a note that is not a U.S. Holder or a partnership for U.S. federal income tax purposes is referred to herein as a “Non-U.S. Holder.”

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the U.S. federal tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax consequences discussed below to their particular situations, as well as the application of any state, local, or non-U.S. income and other tax laws, including gift and estate tax laws.

U.S. Holders

Original issue discount. It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ stated redemption price at maturity exceeds the issue price by at least a de minimis amount, as determined under applicable U.S. Treasury regulations, a U.S. Holder will be required to include such excess in income as original issue discount as it accrues, and before the receipt of cash payments attributable to this income, in accordance with a constant-yield method based on a compounding of interest.

Certain Contingent Payments. In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes (for example, a repurchase upon a change of control). The obligation to make such payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” Under applicable U.S. Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to take the position that the contingencies associated with the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a U.S. Holder might be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Interest. A U.S. Holder must generally include stated interest on a note as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes.

The amount of interest income realized by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes will be the U.S. dollar value of the euro interest payment on the date of receipt (based on the U.S. dollar spot rate for euros on that date), regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes will not recognize foreign currency gain or loss upon receipt of such payments, but may have foreign currency gain or loss when such holder actually sells or otherwise disposes of the euros received, as described below. Under applicable U.S. Treasury regulations, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will accrue interest income on the notes in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year), or, at such holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize U.S.-source foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Sale, exchange, retirement or other taxable disposition of notes. Upon a sale, exchange, retirement or other taxable disposition of notes, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the disposition (other than any amount attributable to accrued but unpaid interest, which will be taxable to the U.S Holder as ordinary interest income as described above to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note will generally equal the U.S. Holder’s U.S. dollar cost of the note. A U.S. Holder’s U.S. dollar cost of a note will generally be the U.S. dollar value of the euro purchase price for the note calculated at the spot rate of exchange on the date of purchase. If the notes are traded on an established securities market, a U.S. Holder’s U.S. dollar cost of a note will generally be determined using the spot rate of exchange (i) on the settlement date of the purchase in the case of a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and (ii) on the trade date in the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, unless such holder elects to use the spot rate that applies for U.S. Holders using the cash method of accounting for U.S. federal income tax purposes. The election described in the preceding sentence must be consistently applied by to all debt instruments from year to year and can be changed only with the consent of the IRS. The conversion of U.S. dollars to euros and the immediate use of the euros to purchase a note will generally not result in taxable gain or loss for a U.S. Holder.

Except as discussed below with respect to foreign currency gain or loss, any gain or loss realized on the disposition of a note will generally be treated as capital gain or loss, and will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the notes exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a U.S. Holder receives a payment in euros on the sale or other taxable disposition of a note, the amount realized will be the U.S. dollar value of the euro amount received calculated at the spot rate of exchange on the date of such sale or other taxable disposition. If the notes are traded on an established securities market, a U.S. Holder’s amount realized will generally be determined using the spot rate of exchange (i) on the settlement date of the disposition in the case of a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and (ii) on the trade date of the disposition in the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, unless such holder elects to use the spot rate that applies for U.S. Holders using the cash method of accounting for U.S. federal income tax purposes. The election described in the preceding sentence must be consistently applied by to all debt instruments from year to year and can be changed only with the consent of the IRS.

The gain or loss a U.S. holder recognizes on the sale or other taxable disposition of a note will generally be treated as U.S.-source ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which such holder held the note. The amount of gain or loss attributable to changes in exchange rates will generally be equal to the U.S. dollar value of the principal amount of the notes on the date of the disposition minus the U.S. dollar value of the principal amount of the notes on the date the notes were acquired by the U.S. Holder. An accrual basis U.S. Holder that sells notes on an established securities market, but does not make the “settlement date” election described above will also realize foreign currency gain or loss on the receipt of euro on the settlement date to the extent (i) the U.S. dollar value of the euro determined at the spot rate of exchange on the settlement date of the sale differs from (ii) the U.S. dollar value of the euro determined at the spot rate of exchange on the trade date of the sale.

Exchange of Euros. Euros received as interest on a note or on a sale, exchange, redemption or other taxable disposition of a note will generally have a tax basis equal to the U.S. dollar value of the euros at the spot rate of exchange on the date of receipt. Any gain or loss recognized on a sale, exchange or other taxable disposition of euros will generally be treated as U.S.-source ordinary income or loss.

Additional tax on net investment income. U.S. persons that are not corporations will generally be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the taxable year, and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Non-U.S. Holders

Interest. Subject to the discussions of FATCA and backup withholding below, payments of interest received by a Non-U.S. Holder will be exempt from U.S. federal income tax, branch profits tax and withholding tax, provided that: (i) such Non-U.S. Holder does not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us (as provided in the Code), (iii) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (iv) such Non-U.S. Holder provides its name, address, and certain other required information and certifies, under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) or other applicable form that it is not a U.S. person (or certain other certification requirements are satisfied) and neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. Holder.

If requirements (i), (ii), or (iv) described above are not satisfied, payments of interest will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate). In order to claim a lower applicable treaty rate or exemption under a tax treaty, a Non-U.S. Holder must generally claim the lower rate or exemption on a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form). A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if required by an applicable treaty, is attributable to a U.S. “permanent establishment,” such interest will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to branch profits tax at a 30% rate or lower applicable treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax, provided the Non-U.S. Holder provides us or our paying agent with a properly executed IRS Form W-8ECI (or applicable successor form).

Sale, exchange, retirement or other taxable disposition of notes. Subject to the discussions below concerning FATCA and backup withholding, and except with respect to accrued but unpaid interest, which will be treated as described above under “Interest,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required by an applicable treaty, is attributable to a U.S. “permanent establishment,” or (ii) such Non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

If gain on the sale, exchange, retirement or other taxable disposition of a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if required by an applicable treaty, is attributable to a U.S. “permanent establishment,” such gain will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to branch profits tax at a 30% rate or lower applicable treaty rate). If gain is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax, provided the Non-U.S. Holder provides the applicable paying agent with a properly executed IRS Form W-8ECI (or applicable successor form).

Foreign Accounts Tax Compliance Act (“FATCA”)

Under the provisions of the Code referred to as FATCA, U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions” (as specially defined under such provisions), and certain other

non-U.S. entities. Under FATCA, a 30% withholding tax will apply to payments of interest on, and, after December 31, 2016, gross proceeds from the sale or other disposition of, notes held by or through a foreign financial institution unless the foreign financial institution enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement to report such information to its local tax authority, which will exchange such information with the U.S. authorities, or the U.S. authorities, as applicable. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-U.S. non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding the application of FATCA with respect to an investment in the notes.

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on, and the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient and appropriately establishes that exemption. Such payments and proceeds may also be subject to U.S. federal backup withholding at the then applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against that U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Backup withholding will generally not apply to payments made by us (including our paying agents) to a Non-U.S. Holder in respect of the notes if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder’s non-U.S. status or otherwise establishes an exemption. We (or our paying agent) may, however, report payments of interest on the notes.

The payment of proceeds from a Non-U.S. Holder’s disposition of notes to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possibly backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder’s disposition of a note to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a “United States-related person” will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder’s disposition of notes by or through a non-U.S. office of a non-U.S. broker that is not a United States-related person.

Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

Savings Directive

Under the Savings Directive on the taxation of savings income, Member States are required to provide to the tax authorities of other Member States details of certain payments of interest or similar income paid or secured by a person established in a Member State to or for the benefit of an individual resident in another Member State or certain limited types of entities established in another Member State. On March 24, 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. The Savings Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union. For a transitional period, Austria is required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those Member States which operate a withholding system when they are implemented. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The Proposed Financial Transactions Tax (‘‘FTT’’)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating member states”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of notes should, however, be exempt. Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in a participating Member State. Joint statements issued by participating Member States indicate an intention to implement the FTT by January 1, 2016. However, the FTT proposal remains subject to negotiation between the participating Member States and the scope of any such tax, including whether or not it will in fact come into force as proposed or at all, is uncertain. Additional EU Member States may decide to participate. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. J.P. Morgan Securities plc, Merrill Lynch International and The Royal Bank of Scotland plc are acting as the representatives of the several underwriters. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities plc	€125,000,000
Merrill Lynch International	€100,000,000
The Royal Bank of Scotland plc	€100,000,000
Citigroup Global Markets Limited	€32,500,000
Mitsubishi UFJ Securities International plc	€32,500,000
Fifth Third Securities, Inc	€12,500,000
Goldman, Sachs & Co.	€12,500,000
Lloyds Bank plc	€12,500,000
PNC Capital Markets LLC	€12,500,000
Scotiabank Europe plc	€12,500,000
The Toronto-Dominion Bank	€12,500,000
U.S. Bancorp Investments, Inc.	€12,500,000
The Williams Capital Group, L.P.	€12,500,000
SMBC Nikko Capital Markets Limited	€10,000,000

Total	€500,000,000

To the extent any underwriter that is not a U-S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected securities dealers at the public offering price minus a concession of up to 0.400% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.200% of the principal amount of the notes to certain other brokers or dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be $1,014,000, excluding the underwriting discount; and

•	we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):

Underwriting Discount
Per Note	0.600%

Total	€3,000,000

The notes are a new issue of securities, and there is currently no established trading market. We intend to apply to list the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering, J.P. Morgan Securities plc (the “Stabilizing Manager”) (or any person acting on behalf of any Stabilizing Manager(s)), may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the stabilizing manager (or persons acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. Affiliates of certain of the underwriters in this offering are lenders under our revolving credit facility.

The underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for the issuer and its affiliates in the ordinary course of business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the notes against payment for the notes on the sixth business day following the date of the pricing of the notes, which we refer to as T+ 6. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+ 6, to specify alternative settlement arrangements to prevent a failed settlement. As used in this paragraph, the term “business day” means any day, other than a Saturday or Sunday, (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the such date, make an offer of notes to the public in that Relevant Member State other than:

•	to legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), of the European Union and includes any relevant implementing measure in that Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of that Ordinance; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Skadden, Arps, Slate, Meagher  & Flom, New York, New York is advising the underwriters in connection with the offering of the notes.

EXPERTS

The consolidated financial statements of Moody’s Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

MOODY’S CORPORATION

Debt Securities

Moody’s Corporation, from time to time, may offer to sell, issue and sell senior or subordinated debt securities.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in our debt securities involves risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 30, 2013

In this prospectus, except as otherwise indicated, the “Company”, “Moody’s”, “we”, “our”, and “us” refer to Moody’s Corporation and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell debt securities in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.moodys.com, however, that information is not a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of all debt securities covered by the respective prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 26, 2013, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 6, 2013, to the extent specifically incorporated by reference into such Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, filed on May 3, 2013 and June 30, 2013, filed on July 30, 2013; and

•	our Current Report on Form 8-K filed on April 22, 2013.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Investor Relations

Telephone: (212) 553-0300

You should rely only on the information contained in, or incorporated by reference into, this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of debt securities conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein are forward-looking statements and are based on future expectations, plans and prospects for our business and operations that involve a number of risks and uncertainties. Such statements involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. Those statements appear at various places throughout this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including in the sections containing the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof relating to our views on future events, trends and contingencies. Investors are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements and other information speak only as of the date on the front cover of the applicable document, and we undertake no obligation (nor do we intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to:

•

the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets;

•

other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets;

•	the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown;

•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings;

•	the introduction of competing products or technologies by other companies;

•	pricing pressure from competitors and/or customers;

•

the impact of regulation as a nationally recognized statistical rating organization, or an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Financial Reform Act, and anticipated regulations resulting from that Act;

•	the potential for increased competition and regulation in the EU and other foreign jurisdictions;

•	exposure to litigation related to our rating opinions, as well as any other litigation to which we may be subject from time to time;

•

provisions in the Financial Reform Act modifying the pleading standards, and EU regulations modifying the liability standards applicable to credit rating agencies in a manner adverse to credit rating agencies;

•	provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services;

•	the possible loss of key employees;

•	failures or malfunctions of our operations and infrastructure;

•	the outcome of any review by controlling tax authorities of our global tax planning initiatives;

•

the outcome of those Legacy Tax Matters (as defined in the documents incorporated by reference herein) and legal contingencies that relate to us, our predecessors and affiliated companies for which we have assumed portions of the financial responsibility;

•	our ability to successfully integrate acquired businesses;

•	currency and foreign exchange volatility; and

•	a decline in the demand for credit risk management tools by financial institutions.

The foregoing factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, in any accompanying prospectus supplement and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause our actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on our business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us.

MOODY’S CORPORATION

Moody’s is a provider of (i) credit ratings, (ii) credit, capital markets and economic related research, data and analytical tools, (iii) software solutions and related risk management services, (iv) quantitative credit risk measures, financial services training and certification services and (v) outsourced research and analytical services to institutional customers. Moody’s reports in two reportable segments: MIS and Moody’s Analytics, or MA. The MIS segment consists of all credit rating activity. All of Moody’s other non-rating commercial activities are included within the MA segment.

MIS, the credit rating agency, publishes credit ratings on a wide range of debt obligations and the entities that issue such obligations in markets worldwide, including various corporate and governmental obligations, structured finance securities and commercial paper programs. Revenue is derived from the originators and issuers of such transactions who use MIS ratings to support the distribution of their debt issues to investors. MIS provides ratings in more than 110 countries. Ratings are disseminated via press releases to the public through a variety of print and electronic media, including the Internet and real-time information systems widely used by securities traders and investors. As of December 31, 2012, MIS had ratings relationships with approximately 10,000 corporate issuers and approximately 22,000 public finance issuers. Additionally, the Company has rated and currently monitors ratings on approximately 82,000 structured finance obligations (representing approximately 13,000 transactions). The aforementioned amounts relating to the number of issuers and transactions represent issuers or transactions that had an active rating at any point during the year ended December 31, 2012.

The MA segment develops a wide range of products and services that support financial analysis and risk management activities of institutional participants in global financial markets. Within its Research, Data and Analytics business, MA distributes research and data developed by MIS as part of its ratings process, including in-depth research on major debt issuers, industry studies, commentary on topical credit related events and also provides economic research and credit data and analytical tools such as quantitative credit risk scores. Within its Enterprise Risk Solutions business (formerly referred to as Risk Management Solutions), MA provides software solutions as well as related risk management services. Within its Professional Services business it provides outsourced research and analytical services along with financial training and certification programs. MA customers represent more than 4,100 institutions worldwide operating in approximately 115 countries. During 2012, Moody’s research web site was accessed by over 235,000 individuals including 30,000 client users.

Our principal executive offices are located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and our telephone number is (212) 553-0300. Our internet address is www.moodys.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities will be used for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	redemption and repayment of short-term or long-term borrowings; and

•	purchases of our common stock under our ongoing stock repurchase program.

Pending application of the net proceeds from the sale of debt securities, we may invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six months ended June 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	11.4	11.4	9.2	9.4	10.2	8.6

(1)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and non-controlling interests plus fixed charges and amortization of capitalized interest expense, less capitalized interest. Fixed charges are the sum of interest on borrowings and one-third of rental expense, which represents our estimate of the interest component of rental expense. Additionally, fixed charges include interest expense (income), net related to unrecognized tax benefits and other tax-related liabilities. As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture dated August 19, 2010 between us and Wells Fargo Bank, National Association, as trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the debt securities are subject to subordination and applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such debt securities will be issued;

•	issuance date;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•

whether interest will be payable in cash or in additional debt securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary(ies) for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such debt securities will be payable;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance of debt securities of the series;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	provisions, if any, granting special rights upon the occurrence of specified events;

•	any restriction of transferability of the series; and

•	additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the debt securities, and the extent to which a secondary market for the debt securities is or is not expected to develop.

General

The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell any series of debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The distribution of the debt securities may be effected from time to time in one or more transactions, including:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the times of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Offers to purchase the debt securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

If we offer and sell debt securities through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the debt securities.

If we offer and sell debt securities through a dealer, we or an underwriter will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase debt securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, and its compensation will be described in the applicable prospectus supplement.

Underwriters, dealers, agents and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Underwriters, dealers, agents and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any series of the debt securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of those activities at any time.

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, debt securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which debt securities would be sold and the allocation of debt securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

VALIDITY OF SECURITIES

The validity of the debt securities being offered by this prospectus will be passed upon by Gibson, Dunn & Crutcher LLP, New York, New York. In connection with particular offerings of the debt securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those debt securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Additional legal matters may be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York, and for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Moody’s Corporation as of and for the years ended December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.